UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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SUFFOLK BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 1, 2015

To Shareholders of Suffolk Bancorp:

Notice is hereby given that the annual meeting of shareholders of Suffolk Bancorp, a New York corporation (the “Company”), will be held at The Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York, on May 12, 2015 at 10:00 a.m. (Eastern Daylight Time) for the purpose of considering and voting upon the following matters:

1.	The election of two directors to hold office for three years or until their successors shall have been duly elected and qualified;
2.	The advisory, non-binding resolution to approve our 2014 executive compensation;
3.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015; and
4.	Any other business which may be properly brought before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on March 24, 2015 as the record date for determination of shareholders entitled to notice of and to vote at the meeting, and only shareholders of record on said date will be entitled to receive notice of and to vote at said meeting.

By Order of the Board of Directors

JILL E. ABBATE
Corporate Secretary

IMPORTANT – WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PAGE LEFT BLANK INTENTIONALLY.

4 West Second Street, P.O. Box 9000
Riverhead, New York 11901
(631) 208-2400
www.suffolkbancorp.com

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 12, 2015

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Suffolk Bancorp, a New York corporation (the “Company”), of proxies to be voted at the annual meeting of shareholders to be held at 10:00 a.m. (Eastern Daylight Time) on May 12, 2015 at The Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York 11901. This Proxy Statement, together with the enclosed proxy card, is first being sent to shareholders on or about April 1, 2015.

Voting Instructions

If you hold your shares in your own name as an owner of record, you may vote your shares either in person or by proxy. If you wish to vote by proxy, you must do one of the following:

•	Complete the enclosed proxy card and mail it in the envelope provided.
•	Use the Internet to vote at www.voteproxy.com and follow the on-screen instructions or scan the QR code on your proxy card with your smartphone. Please have your proxy card in hand as you will be prompted to enter the Company number and your account number to submit an electronic vote. The deadline for Internet voting is 11:59 p.m., Eastern Daylight Time, on May 11, 2015.
•	Use any touch-tone telephone to vote by calling 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from outside of the United States. Please have your proxy card in hand as you will be prompted to enter the Company number and your account number to submit your vote. The deadline for telephone voting is 11:59 p.m., Eastern Daylight Time, on May 11, 2015.

If you wish to vote your shares in person, you can do so by attending the annual meeting. Returning your proxy card will not prevent you from voting in person if you attend the annual meeting.

If you hold your shares through a bank, broker or other third party, that party will forward proxy materials and voting instructions that you must follow in order to vote your shares.

Revocability of Proxy

Any shareholder executing a proxy that is solicited in this Proxy Statement has the power to revoke it by giving written notice to the Secretary of the Company at any time prior to the exercise of the proxy. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices at Suffolk Bancorp, 4 West Second Street, P.O. Box 9000, Riverhead, New York 11901, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Persons whose shares are held for their benefit by a bank, broker or other third party are reminded that they must obtain a legal proxy from that third party in order to revoke prior proxies submitted through that third party, or to vote those shares at the meeting of shareholders, and must present that legal proxy to the Inspector of Election prior to exercising that proxy.

If you use the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 11, 2015.

If you vote by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone system is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 11, 2015.

Persons Making the Solicitation

The proxy solicitation is being made by our Board of Directors. Proxies may also be solicited by our officers and employees, as well as those of The Suffolk County National Bank (the “Bank”), which is a wholly-owned subsidiary of the Company. Such solicitation may be done personally, or by telephone or electronically, but such directors, officers, and employees will receive no additional compensation for these services. Copies of proxy material will be furnished to brokerage houses, fiduciaries, and custodians to be forwarded to the beneficial owners of the Company’s common stock. The Company will bear all costs and expenses of the solicitation.

Internet Availability of Proxy Materials

The Company’s Proxy Statement and Annual Report to shareholders for the year ended December 31, 2014 are available on the Company’s website at www.suffolkbancorp.com.

Voting Procedures

Shareholders representing at least a majority of the shares entitled to vote at the annual meeting must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. In the absence of a quorum, the annual meeting will be adjourned or postponed. Only shareholders of record at the close of business on March 24, 2015 are entitled to notice of and to vote at the annual meeting. Each shareholder of record on that date is entitled to one vote for each share held. Shareholders do not have cumulative voting rights in the election of directors.

The Board of Directors has adopted a Director Resignation Policy (the “Resignation Policy”) which applies to the election of directors. Under the Resignation Policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her resignation following certification of the shareholder vote. The Company’s Nominating and Governance Committee would then consider the proffered resignation and make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. See “Director Resignation Policy” on page 12 for more information about the Resignation Policy. Subject to the Resignation Policy, directors shall be elected by a plurality of the votes cast at the meeting.

The affirmative vote of a majority of the votes cast by shareholders is required for approval of the advisory, non-binding resolution on the Company’s 2014 executive compensation. The affirmative vote of a majority of the votes cast by shareholders is required for ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015. Abstentions and broker ‘non-votes’ are counted as present and entitled to vote for purposes of determining a quorum, but are not treated as votes cast at the meeting. Accordingly, abstentions and broker non-votes will not be counted for purposes of determining the outcome of any of the proposals to be voted on at the meeting.

All properly completed and unrevoked proxies that are received prior to the close of voting at the meeting will be voted in accordance with the instructions made. All proxies that are received by the Board of Directors conferring authority to so vote in the election of directors will be voted FOR the nominees set forth in this proxy statement as directors of the Company. In the event any nominee declines or is unable to serve, the proxies will be voted for a successor nominee designated by the Board of Directors. If you return an executed proxy card without marking your instructions, your executed proxy will be voted FOR the election of the nominees set forth in this proxy statement as directors of the Company; FOR the advisory, non-binding resolution to approve the Company’s 2014 compensation program for its named executive officers; and FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

The Board of Directors knows of no other business to be presented at the meeting. If any matters other than those set forth above are properly brought before the meeting, the individuals named in your proxy card may vote your shares in their discretion.

Voting Securities and Principal Holders Thereof

As of March 24, 2015, there were 11,725,627 shares of common stock, $2.50 par value per share, of the Company (the “Common Stock”) outstanding. To the best knowledge of the Company, the following table presents the total number of shares and percent beneficially owned by shareholders who own more than five percent of the Company’s Common Stock as of March 24, 2015:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Basswood Capital Management, L.L.C. 645 Madison Avenue, 10th Floor New York, NY 10022	1,154,649	(2)	9.85%
The Banc Funds Company, L.L.C. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	1,046,843	(3)	8.93%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	780,961	(4)	6.66%
(1) There were 11,725,627 shares of Common Stock outstanding as of March 24, 2015. The “Percent of Class” for each of the shareholders in the table was calculated by using the disclosed number of beneficially owned shares of Common Stock as the numerator and the number of the Company's outstanding shares of Common Stock as of March 24, 2015 as the denominator.
(2) Based on Schedule 13G filed with the Securities and Exchange Commission on February 17, 2015. Schedule 13G was filed jointly by Basswood Capital Management, L.L.C., Matthew Lindenbaum and Bennett Lindenbaum. Beneficial owners share voting and dispositive power with respect to 1,154,649 shares of Common Stock.
(3) Based on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015. Schedule 13G was filed jointly by Banc Fund VI L.P., Banc Fund VII L.P., Banc Fund VIII L.P. and Banc Fund IX L.P. Banc Fund VII L.P. has sole voting and sole dispositive power with respect to 307,500 shares of Common Stock, Banc Fund VIII L.P. has sole voting and sole dispositive power with respect to 716,143 shares of Common Stock and Banc Fund IX L.P. has sole voting and sole dispositive power with respect to 23,200 shares of Common Stock. Banc Fund VI L.P. claims no beneficial ownership.
(4) Based on Schedule 13G filed with the Securities and Exchange Commission on January 29, 2015. Beneficial owner has sole voting power with respect to 749,672 and sole dispositive power with respect to 780,961 shares of Common Stock.

The following table sets forth the beneficial ownership of Common Stock as of March 24, 2015 by each director, each of the Company’s named executive officers and by all directors and executive officers as a group. Each director and officer has sole voting and investment power over his or her shares of Common Stock except as otherwise indicated below:

SECURITY OWNERSHIP OF MANAGEMENT
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(6)
Director nominees for a term of three years:
James E. Danowski(1)	39,258	*
Terence X. Meyer(1)	24,102	*
Other directors
Howard C. Bluver(1)	72,890	*
Steven M. Cohen(1) (2)	12,767	*
Joseph A. Gaviola(1)	7,887	*
Edgar F. Goodale(1)	110,258	*
David A. Kandell(1) (3)	26,914	*
Ramesh N. Shah(1)	7,817	*
John D. Stark, Jr.(1)	39,008	*
Current named executive officers who are not directors:
Frank D. Filipo(1)	39,138	*
Brian K. Finneran(1) (4)	55,076	*
James P. Gay(1) (5)	20,500	*
Michael R. Orsino(1)	36,305	*
Directors and executive officers as a group (16 people)(1)	520,027	4.39%
* less than 1%
(1) Includes the following number of shares issuable upon the exercise of stock options by the person named to purchase Common Stock which are exercisable within 60 days of March 24, 2015: Mr. Danowski, 1,667 shares; Mr. Meyer, 1,667 shares; Mr. Bluver, 23,334 shares; Mr. Cohen, 1,667 shares; Mr. Gaviola, 1,667 shares; Mr. Goodale, 1,667 shares; Mr. Kandell, 1,667 shares; Mr. Shah, 1,667 shares; Mr. Stark, 1,667 shares; Mr. Filipo, 30,000 shares; Mr. Finneran, 23,334 shares; Mr. Gay, 10,000 shares; and Mr. Orsino, 23,334 shares.
(2) Includes 3,000 shares to which Mr. Cohen shares voting and investment power.
(3) Includes 1,202 shares to which Mr. Kandell shares voting and investment power.
(4) Includes 901 shares to which Mr. Finneran shares voting and investment power.
(5) Includes 500 shares to which Mr. Gay shares voting and investment power. Mr. Gay retired from the Compay and the Bank on March 13, 2015.
(6) There were 11,725,627 shares of Common Stock outstanding as of March 24, 2015. The “Percent of Class” for each of the directors and named executive officers and for the directors and executive officers as a group was calculated using the amount of ownership as the numerator and the total shares outstanding as of March 24, 2015 plus the amount of shares which such persons can acquire upon the exercise of stock options within 60 days of March 24, 2015 as the denominator.

PROPOSAL 1
ELECTION OF DIRECTORS

The first item to be acted upon at the meeting of shareholders is the election of two directors to hold office for three years or until their successors shall have been duly elected and qualified. The Board of Directors, upon recommendation of the Nominating and Governance Committee, has nominated the following directors to a three-year term: James E. Danowski and Terence X. Meyer. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected, and the Board of Directors knows of no reason to believe that any nominee will decline or be unable to serve, if elected.

The By-Laws of the Company provide that the total number of directors may be fixed by resolution of the Board of Directors. Steven Cohen will retire at the expiration of his current term on May 12, 2015, and the Board of Directors has approved a resolution to reduce the number of directors on the Board of Directors from nine to eight, effective upon Mr. Cohen’s retirement. The other six members of the Board of Directors, who are listed below, are currently expected to continue to serve on the Board of Directors until their respective terms expire. The By-Laws further provide that the directors shall be divided into three classes, as nearly equal as possible, with terms of office of each class expiring at the end of consecutive years.

Following is information about the nominees for directors to be elected at this annual meeting of shareholders and the directors of the Company whose terms of office continue after this annual meeting of shareholders of the Company:

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE
Name(1)	Age at May 12, 2015	Position and Offices With Company	Served as Director Since	Present Term Expires(2)
Nominees for a term of three years:
James E. Danowski	59	Director	2002	2015
Terence X. Meyer	58	Director	1999	2015
Directors continuing in office:
Howard C. Bluver	59	Director, President & Chief Executive Officer	2011	2017
Joseph A. Gaviola	59	Director, Chairman	2004	2017
Edgar F. Goodale	61	Director	1989	2016
David A. Kandell	61	Director	2003	2016
Ramesh N. Shah	67	Director	2013	2016
John D. Stark, Jr.	52	Director	2007	2017
(1) All of the nominees and all of the directors continuing in office are or will also become directors of the Bank.
(2) The policy of the Board of Directors of Suffolk Bancorp is that directors shall retire at the end of the term of service during which they attain 72 years of age.

Vote Required for Approval

Subject to the Director Resignation Policy described at page 12, election of a nominee for director requires a plurality of votes cast at the meeting in person or by proxy in favor of the election of a nominee by shareholders.

The Board of Directors recommends a vote FOR the election of Suffolk Bancorp’s nominees for director.

Set forth below is biographical information for each director as well as each director’s special knowledge and skills that qualify him to be a director.

Director Nominees

Mr. Danowski is a Senior Partner in the accounting firm, Cullen & Danowski, LLP, a position he has held for over 38 years. He is a Certified Public Accountant licensed in New York. Mr. Danowski specializes in tax, estate and business matters. Mr. Danowski is a member of the New York State Society of CPAs and the American Institute of Certified Public Accountants and its Tax Practice Division. He is on the Board of Trustees of the John T. Mather Memorial Hospital and the John T. Mather Hospital Foundation and a member of the Board of Jefferson Ferry, a continuing care retirement community located in Suffolk County, New York. The Board of Directors believes that Mr. Danowski is qualified to serve on the Board due to his accounting and business acumen and knowledge of the Suffolk County, Long Island economy. Mr. Danowski received his BBA in accounting from Dowling College.

Mr. Meyer was a Partner in the law firm, Meyer Meyer and Keneally, Esqs., LLP, from 1983 to 2013, and has been Of Counsel to the firm since 2014. Mr. Meyer specializes in trust and estate matters. He is also a Certified Public Accountant licensed in New York (status inactive). Mr. Meyer has prior experience in tax and audit with the former “big eight” public accounting firms of Arthur Andersen & Co. and Peat Marwick Mitchell (predecessor to KPMG). Mr. Meyer is a Trustee of St. Anthony’s High School, located in Suffolk County. The Board of Directors believes that Mr. Meyer is qualified to be a director of the Company due to his knowledge of the law and accounting and his civic involvement and prominence in Suffolk County, Long Island. Mr. Meyer received his BS in accounting from Providence College and his JD from Hofstra University Law School.

Directors Continuing in Office

Mr. Bluver has served as President and Chief Executive Officer of the Company and the Bank since December 2011. From June 2011 to December 2011, Mr. Bluver provided consulting services to the Company and the Bank. Prior to that time, Mr. Bluver was the founder and President of JDS Financial Group, LLC, a consulting firm, which served the regulatory, transactional, risk management, corporate governance, due diligence and operational needs of the commercial banking, thrift, mortgage and investment banking sectors from 2005 to 2011. From 1994 until 2005, Mr. Bluver was Executive Vice President, General Counsel, and Chief Enterprise Risk Officer at GreenPoint Bank and GreenPoint Financial Corp., New York, New York. Prior to that, he was Deputy Chief Counsel, United States Office of Thrift Supervision, Washington, D.C. from 1987 to 1994. He started his career at the Securities and Exchange Commission in Washington, D.C., finishing as Chief of the branch in the Division of Corporation Finance that covered financial institutions. Since 2005, he has also been a member of the Board of Directors of the Bank of Georgetown in Washington D.C., and currently serves on that institution’s Audit Committee and Strategic Planning Committee. As President and Chief Executive Officer of the Company and the Bank, and by virtue of his 30-year career in the banking industry as both a participant and regulator, Mr. Bluver is able to provide valuable perspective on the Company’s current position and future strategy.

Mr. Gaviola is an entrepreneur, owning and operating retail and real estate businesses on the east end of Long Island. Mr. Gaviola has been employed at Janney Montgomery Scott since October 2014 and is currently a Financial Advisor and an Investment Advisor Representative. Prior to establishing his first business 27 years ago, Mr. Gaviola held senior management positions with Inspiration Coal Company and Carbon Fuel Corp (a division of ITT) where he was responsible for various operating divisions. Mr. Gaviola is on the Board of Directors and the Director of Finance of the Montauk Pt. Lighthouse Museum. He has, up until recently, served on numerous community and charitable boards on the east end of Long Island. The Board believes Mr. Gaviola is qualified to be a member of the Board of Directors due to his particular understanding of the Company’s market and customer base garnered from his lifelong presence on eastern Long Island. Mr. Gaviola holds a BS in economics and business from the University of Rhode Island and is completing a graduate course at the ABA Stonier Graduate School of Banking at the Wharton School of the University of Pennsylvania. Mr. Gaviola holds Series 7 and Series 66 licenses.

Mr. Stark is Vice President of Foxwood Corporation, one of the largest manufactured-home community development and management companies in the Company’s primary market area, a position he has held for the past 21 years. Prior to his current position, Mr. Stark held various engineering positions with industrial machinery and optic companies. A lifelong resident of eastern Long Island, he brings a thorough knowledge of the local economy as well as an analytical understanding of business problems to influence his advice to his colleagues on the Board of Directors. Mr. Stark holds a BS in mechanical engineering from Northeastern University.

Mr. Goodale served as President of Riverhead Building Supply, one of Long Island’s largest building supply companies, from 1971 to 2013, and has been Chairman of that company since 2013. Mr. Goodale has extensive experience in retailing to the professional building trades and in real estate development, primarily in the Long Island market. Mr. Goodale is a director of the Long Island Builders Institute and Chairman of the Long Island Home Builders Care Development Corp., an organization devoted to establishing homes for returning United States veterans. The Board of Directors believes that Mr. Goodale’s extensive experience in owning, operating and growing a local business on Long Island, in addition to his 26 years as a Director of the Company (four of them as Chairman), qualifies him to serve on the Board. Mr. Goodale studied business administration at the State University of New York, Morrisville.

Mr. Kandell is President and a shareholder of the accounting firm, Kandell, Farnworth & Pubins, CPA’s, PC, a position he has held since 1984. Prior thereto, Mr. Kandell worked for four years at Arthur Andersen & Co., a former “big eight” public accounting firm. He is a Certified Public Accountant licensed in New York. Mr. Kandell belongs to the Riverhead Chamber of Commerce and the Southampton Business Alliance. The Board of Directors believes that Mr. Kandell is qualified to serve on the Board due to his extensive accounting and finance knowledge and his familiarity with the economic and business conditions in the Bank’s market. Mr. Kandell received a BSBA degree from the University of North Carolina at Chapel Hill.

Mr. Shah currently serves on the boards of Cardon Outreach, a national provider of revenue cycle management to hospitals and health service providers, and Safety Services, a leading supplier of OSHA compliant safety products. From 2005 to 2010, Mr. Shah was Chairman of WNS Global Services, a global provider of offshore outsourcing services. Prior thereto, Mr. Shah was CEO of Retail Banking of GreenPoint Bank from 1996 to 2004. From 1978 to 1991, Mr. Shah held executive management positions at Shearson Lehman Bros. and American Express. The Board of Directors believes that Mr. Shah, with his strategic background and specific knowledge and experience with financial service companies, is a valuable resource to the Board in the current environment of increasing business and regulatory demands on financial services boards of directors. Mr. Shah earned his BA in Economics from Bates College and his MBA in Finance from Columbia University.

Named Executive Officers

The names, ages and positions of the current executive officers of the Company and the Bank are as follows:

CURRENT NAMED EXECUTIVE OFFICERS
Name	Age at May 12, 2015	Position (and Served Since)
Howard C. Bluver	59	President and Chief Executive Officer of the Company and the Bank since 2011.
Brian K. Finneran	57	Executive Vice President and Chief Financial Officer of the Company and the Bank since 2012.
Frank D. Filipo	64	Executive Vice President of the Company since 2003; Executive Vice President and Chief Operating Officer of the Bank since 2014; Executive Vice President and Operating Officer of the Bank from 2011 to 2013; Executive Vice President and Chief Retail Officer of the Bank from 2010 to 2011; Executive Vice President, Retail Banking of the Bank from 2003 to 2010; Senior Vice President, Retail Banking of the Bank from 2001 to 2003.
James P. Gay	64	Executive Vice President and Chief Credit Officer of the Company and the Bank since 2013. Mr. Gay retired from the Company and the Bank on March 13, 2015.
Michael R. Orsino	64	Executive Vice President and Chief Lending Officer of the Company and the Bank since 2012.

Howard C. Bluver has served as President and Chief Executive Officer of the Company and the Bank since 2011. From June 2011 to December 2011, Mr. Bluver provided consulting services to the Company and the Bank. Prior to that time, from 2005 to 2011, Mr. Bluver was the founder and President of JDS Financial Group, LLC, a consulting firm which served the regulatory, transactional, risk management, corporate governance, due diligence and operational needs of the commercial banking, thrift, mortgage and investment banking sectors. From 1994 until 2005, Mr. Bluver was Executive Vice President, General Counsel and Chief Enterprise Risk Officer of GreenPoint Bank and GreenPoint Financial Corp., New York, New York. Prior thereto, Mr. Bluver held various positions at the United States Office of Thrift Supervision and the United States Securities and Exchange Commission.

Brian K. Finneran has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since 2012. From 2007 to 2012, Mr. Finneran was Chief Financial Officer of State Bancorp, and from 1997 to 2012, Chief Financial Officer of State Bank of Long Island. He also served as Senior Vice President and Comptroller at State Bank of Long Island from 1990 to 1997. Prior thereto, Mr. Finneran held various accounting and finance positions with NatWest Bank USA and Irving Trust Company.

Frank D. Filipo has served as Executive Vice President of the Company and the Bank since 2003. He has been Chief Operating Officer of the Bank since 2014; Operating Officer since 2011, Chief Retail Officer from 2010 to 2011 and responsible for the Retail Banking Division since 2001. Prior thereto, from 1996 to 2001, Mr. Filipo served as Senior Vice President and Regional Administrator for North Fork Bank, and was Executive Vice President and Senior Loan Officer at The Bank of the Hamptons prior to its acquisition by the Company in 1994.

James P. Gay served as Executive Vice President and Chief Credit Officer of the Company and the Bank from 2013 until March 13, 2015, when he retired. From 2010 to 2013, Mr. Gay was President and Chief Credit Officer of National Bank of New York City. Mr. Gay was President and Chief Executive Officer of Gold Coast Bank from 2007 to 2009. From 2005 to 2007, Mr. Gay was Senior Vice President and Deputy Chief Lending Officer with Signature Bank. Mr. Gay served in various capacities with Citibank, N.A. (formerly European American Bank) from 1994 to 2005, from Vice President – Risk Manager to Senior Vice President, Managing Director. Prior thereto, Mr. Gay held various credit related positions with Chemical Bank and Barclays Bank of New York.

Michael R. Orsino has served as Executive Vice President and Chief Lending Officer of the Company and the Bank since 2012. Prior to joining the Company, Mr. Orsino was President of Key Bank Hudson Valley/Metro NY District from 2007 to 2011 and President of Key Bank Capital Region District from 2005 to 2007. From 2003 to 2005, Mr. Orsino was the National Retail and Business Banking Sales Executive for Key Bank. Prior to 2003, Mr. Orsino served in various executive positions with Key Bank, including President of Key Bank’s Long Island District and Executive Vice President of Key Bank’s East Region Retail Banking Division.

Board Leadership Structure and Role in Risk Oversight

The Company currently has separate individuals serving in the roles of Chairman of the Board of Directors and Chief Executive Officer of the Company. The Board of Directors currently believes that separating the two positions enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the Board of Directors’ independence from management. However, the Board of Directors believes that Board governance requires a dynamic approach and may determine in the future that the same individual should serve in the role of Chief Executive Officer and Chairman of the Board.

The entire Board of Directors is engaged in risk oversight. The Board of Directors is assisted in its risk oversight by the Audit Committee, which reviews, considers, monitors and addresses risk management issues and concerns. The Chief Risk Officer attends Audit Committee meetings and discusses the Company’s risk profile and risk management program with the Committee. Reports are provided to the Audit Committee and the Board of Directors to assist in risk oversight. Other committees of the Boards of Directors of the Company and the Bank monitor specific risks. The Compensation Committee of the Company monitors risk arising from compensation policies and practices, the Asset Liability Committee of the Bank monitors interest rate and liquidity risk and the Compliance Committee of the Bank monitors regulatory compliance.

Transactions with Related Persons

Some of the nominees, directors continuing in office, and executive officers of the Company, as well as members of their immediate families and the corporations, organizations, trusts and other entities with which they are associated, are also customers of the Bank in the ordinary course of business. They may also be indebted to the Bank in respect of loans of $120,000 or more. It is anticipated that these people and their associates will continue to be customers of, and indebted to, the Bank in the future. All loans extended to such individuals, corporations and firms (1) were made in the ordinary course of business, (2) did not involve more than normal risk of collectability or present other unfavorable features, and (3) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. All such loans are reviewed and approved by the full Board of Directors of the Bank. At present, none of these loans to nominees, directors continuing in office, executive officers or their associates is non-performing.

Joseph A. Gaviola, a director of the Company and the Bank, is President and sole shareholder of Chris-Nic Properties, Inc. (“Chris-Nic”). Chris-Nic was the landlord of the Bank’s former Montauk Dock branch, located in Montauk, New York. In December 2013, after receiving approval from the Board of Directors and with Mr. Gaviola abstaining from voting, the Bank and Chris-Nic entered into a Lease Termination and Surrender Agreement (the “Lease Termination Agreement”) providing for the early termination of the branch lease effective February 28, 2014. In connection with the termination of the lease, on February 28, 2014, the Bank paid Chris-Nic a lease termination fee of $145,148. This lease termination fee was determined by the Board of Directors to be appropriate after considering the remaining term of the lease and the terms of other lease termination agreements entered into by the Bank with landlords unaffiliated with the Company.

We have adopted a policy concerning related party transactions. Pursuant to this policy, the Nominating and Governance Committee reviews all related party transactions between the Company and any of its directors, officers, holders of more than five percent of our common stock or their family members or in which any of such persons directly or indirectly is interested or derives a benefit. The Nominating and Governance Committee determines whether a particular transaction serves the best interests of the Company and its shareholders and approves or disapproves the transaction. In addition, the Company has a Code of Ethics for its directors, officers and employees which, among other things, requires that such individuals avoid conflicts of interest. The Code of Ethics is available on the Company’s web site at www.suffolkbancorp.com.

Director Independence

The Nominating and Governance Committee assesses and advises the Board of Directors of its assessment of the independence of both current and prospective directors in accordance with the Exchange Act and the rules promulgated thereunder, and the applicable listing requirements of NASDAQ. Pursuant to these independence standards, a director must not have a relationship with the Company, other than as a director, which would interfere with the director’s exercise of independent judgment. The Board of Directors conducted an annual review of independence. During this review, the Board considered transactions and relationships during the prior year between each director and any member of his immediate family and the Company and its subsidiaries, affiliates and equity investors, including those reported above under the caption, “Transactions with Related Persons.” The purpose of the review was to determine whether any such relationship was inconsistent with a determination that the director is independent. As a result of this review, and on the recommendation of the Nominating and Governance Committee, the Board of Directors has made a determination of the independence of each of the Company’s directors, nominated or continuing in office, and concluded that a majority of the Board of Directors is independent.

The Board of Directors has determined that Steven M. Cohen, James E. Danowski, Joseph A. Gaviola, Edgar F. Goodale, David A. Kandell, Terence X. Meyer, Ramesh N. Shah and John D. Stark, Jr. are independent. Mr. Bluver is not independent because he is an executive officer of the Company.

In determining the independence of Messrs. Danowski and Kandell, the Board of Directors considered the fees that Mr. Danowski’s accounting firm, Cullen & Danowski, LLP, and Mr. Kandell’s accounting firm, Kandell, Farnworth & Pubins, CPA’s, PC, received in 2014 for completing and filing fiduciary tax returns on behalf of trusts for which the Bank is trustee. The services provided by the accounting firms are provided to the trusts and the fees are paid out of the income of the trust. The Bank’s use of these accounting firms pre-dates Mr. Danowki’s and Mr. Kandell’s service as directors of the Company. The Board of Directors determined that the fees paid to the accounting firms with which Messrs. Danowski and Kandell are associated do not interfere with the exercise of independent judgment and concluded that Messrs. Danowski and Kandell are independent.

In determining the independence of Mr. Gaviola, the Board of Directors took into account the former landlord-tenant relationship between Mr. Gaviola and the Bank and the termination of that relationship described in detail above under the caption, “Transactions With Related Persons.” Mr. Gaviola is the President and sole shareholder of Chris-Nic Properties, Inc., the landlord of the Bank’s former Montauk Dock branch. In December 2013, the Bank and Mr. Gaviola entered into a lease termination agreement for that branch. In consideration of the early termination of the lease, on February 28, 2014, the Bank paid Chris-Nic a lease termination fee which the Board of Directors determined to be appropriate. The Board of Directors concluded that the landlord-tenant relationship and the lease termination payment to Chris-Nic do not interfere with the exercise of Mr. Gaviola’s independent judgment and concluded that Mr. Gaviola is independent.

In determining the independence of Mr. Cohen, the Board of Directors took into account that more than three years has passed since Mr. Cohen was employed by the Bank as Acting Chief Information Officer (from May 2010 through December 2011).

In determining the independence of Mr. Meyer, the Board of Directors took into account that Mr. Meyer is Of Counsel to the law firm of Meyer Meyer and Keneally, Esqs., LLP. The law firm represents the Bank in connection with closings of certain commercial real estate loans, the fees of which are paid by borrowers. In addition, the firm represents the Bank in certain tax certiorari proceedings. The Bank’s use of the law firm, Meyer Meyer and Keneally, Esqs. LLP, pre-dates Mr. Meyer’s service as a director. The fees received by Meyer Meyer & Keneally, Esqs., LLP in connection with the firm’s legal representation of the Bank totaled $114,000 in 2014, and did not exceed the greater of $200,000 and five percent of the firm’s consolidated gross revenues. The Board of Directors concluded that the amount of such fees and nature of the relationship between Meyer Meyer & Keneally, Esqs., LLP and the Bank do not interfere with the exercise of Mr. Meyer’s independent judgment and concluded that Mr. Meyer is independent.

Board Committees

The Boards of both the Company and the Bank have standing Audit, Nominating and Governance, and Compensation Committees, composed as follows:

COMMITTEE MEMBERSHIP
Audit	Nominating and Governance	Compensation
David A. Kandell, Chairman	Edgar F. Goodale, Chairman	Joseph A. Gaviola, Chairman
James E. Danowski	James E. Danowski	James E. Danowski
Joseph A. Gaviola	David A. Kandell	Ramesh N. Shah
Edgar F. Goodale		John D. Stark, Jr.

The Audit Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com. The Audit Committee performs the functions described below under “Report of the Audit Committee.” The Board has determined that all of the members of the Audit Committee are “independent” as required by the applicable listing standards of NASDAQ and other applicable rules. The Board has also determined that Messrs. Danowski and Kandell are “audit committee financial experts,” and have the requisite financial and accounting expertise and knowledge regarding the Company’s financial reporting process and internal controls. None of the members of the Audit Committee serve on more than three audit committees, including that of the Company. The Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Nominating and Governance Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com. The Nominating and Governance Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members; (2) recommend to the Board the director nominees for the next annual meeting of shareholders; (3) recommend to the Board the Corporate Governance Guidelines applicable to the Company; (4) lead the Board in its annual review of the Board’s performance; and (5) recommend to the Board director nominees for each committee. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” under the applicable listing standards of NASDAQ.

The Compensation Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com. The Compensation Committee is appointed by the Board of Directors and its functions are to discharge the Board’s responsibilities relating to the Company’s compensation and benefit plans and practices and to produce an annual report on executive compensation for inclusion in the Company’s annual meeting proxy statement. The Compensation Committee reviews, at least annually, compensation policies of the Company and makes recommendations to the Board of Directors. The Board of Directors has determined that all members of the Compensation Committee are “independent” as required by the applicable listing standards of NASDAQ and other applicable rules. The Compensation Committee engaged Pearl Meyer & Partners, LLC (“PM&P”) to provide advisory services related to executive and director compensation. PM&P reports directly to the Compensation Committee and is evaluated by the Compensation Committee on an annual basis. The Compensation Committee assessed the independence of PM&P and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NASDAQ.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors has determined that all members of the Committee are “independent” as required by, and meet the experience requirements of, the applicable listing standards of NASDAQ and other applicable rules. The Audit Committee operates pursuant to a charter whose adequacy is reviewed and reassessed by the Audit Committee on an annual basis. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements; the Company’s accounting and financial reporting principles; and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements and related controls, procedures, compliance, and other matters with management and the independent auditors. These discussions included those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has (1) also received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect; (2) received written confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation, internal audit and any other services provided by the auditors; (3) considered whether the provision of those services by the independent auditors to the Company is compatible with maintaining the auditors’ independence; and (4) discussed with the auditors the auditors’ independence.

Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which has been filed with the Securities and Exchange Commission.

Submitted by:	David A. Kandell, Chairman of the Committee; James E. Danowski; Joseph A. Gaviola; Edgar F. Goodale.

The information contained in the Report of the Audit Committee is not deemed filed for purposes of the Exchange Act, shall not be deemed incorporated by reference by any general statement incorporating this document by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of independent directors Gaviola (Chairman), Danowski, Shah and Stark. During the last completed fiscal year, no Compensation Committee member was an officer or employee of the Company or formerly an officer of the Company. In December 2013, the Bank and Chris-Nic Properties, Inc., of which Mr. Gaviola is President and sole shareholder, entered into a lease termination agreement with respect to the Bank’s former Montauk Dock branch. Chris-Nic was landlord of that branch. In consideration of the early termination of the lease, on February 28, 2014, the Bank paid Chris-Nic a lease termination fee which the Board of Directors determined to be appropriate. The transaction is described in detail above under the caption, “Transactions With Related Persons.”

Board Meetings

The Board of Directors has chosen to conduct its executive sessions, which include only directors deemed to be independent, at least two times annually, chaired by the Chairman of the Board.

The Board of Directors met 13 times during the fiscal year ended December 31, 2014; the Audit Committee met four times; the Compensation Committee met three times; and the Nominating and Governance Committee met one time during 2014. The Board of Directors of the Bank met 13 times during 2014. The Board of Directors expects that directors shall attend a minimum of 75 percent of the regular and special meetings of the Board of Directors, unless granted leave for illness or personal reasons, and directors are strongly encouraged to attend the annual meeting of shareholders. All directors then serving attended the most recent annual meeting of the shareholders held on April 29, 2014. No director currently serving attended fewer than 75 percent of the meetings of the Board of Directors of the Company and its committees, or of the Board of Directors of the Bank and its committees.

Director Nomination Process

The Nominating and Governance Committee has a policy to encourage shareholders, as well as directors, employees, and other stakeholders in the Company to submit candidates for the Nominating and Governance Committee’s consideration. Submissions may be made at any time in writing, but to be considered by the Nominating and Governance Committee for nomination at the 2016 annual meeting should be submitted by December 19, 2015, to:

Chairman, Nominating and Governance Committee
c/o Corporate Secretary
Suffolk Bancorp
4 West Second Street
P.O. Box 9000
Riverhead, New York 11901

The Nominating and Governance Committee makes no representation that it will recommend to the Board of Directors a candidate as a nominee, but will consider all individuals whose names are submitted. All candidates for nominee, regardless of the source of submission, will be evaluated under the same criteria. Accordingly, candidates for director of the Company should be, at a minimum:

•	growing in prominence or already prominent, respected, with good contacts in the communities the Company serves;
•	experienced and successful in business, finance, or administration;
•	familiar with fiduciary responsibility;
•	of high moral character and integrity;
•	free from conflicts of interest that would prevent the fulfillment of the director’s duties to the Company; and
•	able to read and understand bank financial statements.

The members of the Nominating and Governance Committee consider the professional experience, education, independence and other diverse factors in the director nomination process; however, the Nominating and Governance Committee does not have any formal policy regarding the diversity of the Board of Directors.

At present, the Nominating and Governance Committee does not use third parties to help identify nominees for the Board of Directors, although it reserves the right to do so in the future. Candidates for nominee may be suggested by the directors, members of management, other employees, shareholders, customers or members of the communities the Company serves. The current director nominees were identified as being qualified director candidates by the Board of Directors.

Director Resignation Policy

The Board of Directors has adopted a Director Resignation Policy. The Director Resignation Policy applies to the annual election of directors in which the number of director nominees equals or is less than the number of board seats being filled, i.e., an uncontested election of directors. In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her resignation for consideration by the Nominating and Governance Committee. After due consideration, the Nominating and Governance Committee will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. The Nominating and Governance Committee, in determining its recommendation, and the Board of Directors, in determining whether to accept the recommendation of the Nominating and Governance Committee, will consider all factors deemed relevant. If the director’s resignation is rejected, the Company will publicly disclose the Board of Directors’ decision, together with an explanation of the process by which the decision was made and the reasons for rejecting the tendered resignation. This policy does not apply in contested elections.

Shareholder Communications and Proposals

Shareholders are encouraged to communicate with the Board of Directors whenever they believe it is important to do so. Communications should be designated on the outside of the envelope in which they are sent as being intended for the full Board of Directors or for the sole consideration of directors who are not also part of management, and can be sent to the Board of Directors as follows:

The Board of Directors (or Non-management Directors)
c/o Corporate Secretary
Suffolk Bancorp
4 West Second Street
P.O. Box 9000
Riverhead, New York 11901

All such communications from bona fide shareholders will be forwarded to the designated directors upon the sender’s confirmation as a shareholder.

Shareholder proposals to be considered at an annual meeting must be submitted in a timely fashion. Shareholder proposals pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy statement for the 2016 annual meeting of the shareholders must be received by the Company at its principal executive offices no later than December 3, 2015. Any such proposals, as well as any questions about them, should be directed to the Secretary of the Company. Shareholder proposals for the 2016 annual meeting of shareholders submitted outside of the processes of Rule 14a-8 of the Exchange Act must be, and will be considered untimely unless they are, (i) in the case of nominations for election to the Board of Directors, delivered or mailed to the President of the Company not less than 14 nor more than 50 days prior to the date of the 2016 annual meeting (or no later than the close of business on the seventh day following the date on which notice of the meeting is mailed, if less than 21 days’ notice of the 2016 annual meeting is given to shareholders), and (ii) in the case of other shareholder proposals, delivered to the Company no later than February 16, 2016. In the case of nominations for election to the Board of Directors, shareholder proposals must comply with the requirements of the Company’s By-Laws, which are available on the Company’s website at www.suffolkbancorp.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires executive officers, directors, and persons who beneficially own more than 10 percent of the stock of the Company to file initial reports of ownership and reports of changes in ownership. Such persons are also required by SEC regulations to furnish the Company with copies of these reports. SEC rules require the Company to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on the Company’s review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, the Company believes that, during fiscal year 2014, its directors, executive officers and 10 percent shareholders complied with all Section 16(a) filing requirements, except that (i) one Form 4, which reported a transaction to acquire shares of the Company’s common stock, was filed late for Mr. Shah and (ii) one Form 4 filed for Mr. Cohen indicated that his initial Form 3 inadvertently omitted 1,000 shares owned by his spouse.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis explains the Company’s compensation philosophy, policies and practices with respect to the following individuals included in the “Summary Compensation Table” on page 28, referred to collectively as the “named executive officers.”

•	Howard C. Bluver; Director, President and Chief Executive Officer
•	Brian K. Finneran; Executive Vice President and Chief Financial Officer
•	Frank D. Filipo; Executive Vice President and Chief Operating Officer
•	James P. Gay; Executive Vice President and Chief Credit Officer
•	Michael R. Orsino; Executive Vice President and Chief Lending Officer

In addition to the Compensation Discussion and Analysis, the compensation and benefits provided to our named executive officers in 2014 are set forth in detail in the “Summary Compensation Table” and other tables that follow this Analysis, as well as in the footnotes and narrative material that accompany those tables.

EXECUTIVE SUMMARY

Summary of our Pay Philosophy

The Company’s executive compensation philosophy is to pay for performance in a risk-appropriate fashion. The Company balances short- and long-term and fixed and variable compensation through base salary, cash incentives and equity awards. Base salaries are established considering the nature of an executive’s position and their individual performance and contributions over time. The Company’s Executive Incentive Plan (“EIP”) provides for incentives to named executive officers for individual and Company performance during the course of the year. Incentive targets are established for each named executive officer and incentives are paid in a combination of cash and restricted shares according to success in achieving those targets. Long-term incentive awards, granted in the form of restricted shares, promote a culture of stock ownership and align the interests of the named executive officers with those of stockholders, with the ultimate goal of creating sustained shareholder value.

Overall Business Results

2014 was a banner year for the Company, reflecting both strong financial results and accelerating momentum going into 2015. Among the key accomplishments of 2014 were:

•	Strong reported net income of $15.3 million or $1.31 per diluted common share in 2014, compared to $12.7 million or $1.10 per diluted common share in 2013.
•	Total loans increased by $287 million, or 26.8% to $1.36 billion compared to the end of 2013.
•	Average demand deposits for full year 2014 were $51 million higher than full year 2013, representing an 8.4% increase.
•	44% of total deposits were demand deposits at the end of 2014, resulting in an extraordinarily low cost of funds of 16 bps; this compares to 20 bps in 2013.
•	Credit quality remains strong and improved dramatically throughout 2014. There was significant improvement in a variety of credit metrics, including levels of non-performing loans and delinquencies, and criticized and classified assets.
•	Total operating expenses declined to $53.4 million in 2014 from $58.6 million in 2013, resulting in an improvement in the efficiency ratio to 68.6% in 2014 from 73.6% in 2013.
•	Continued execution on the Company’s lending expansion strategy, including closing a new lease on a business banking center in Long Island City, Queens.
•	The Company’s stock price is up 110% for the three-year period ending on December 31, 2014.

These accomplishments were achieved while operating in a continued low interest rate environment, and notwithstanding increased regulatory compliance costs and the investments made to fuel our successful western expansion.

Summary of 2014 Compensation Actions and Awards

Shareholder Engagement

At the Company’s 2014 annual shareholder’s meeting, we held an advisory, non-binding shareholder vote on the 2013 compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Although the majority of our shareholders voted in favor of our proposal, we believed that there was room for improvement. In an effort to better align our compensation programs with the expectations of our shareholders, the Company took a number of initiatives last year.

First, the Company conducted institutional shareholder outreach throughout the course of the year to better appreciate investor perspectives and preferences. This included discussions about the positive attributes and areas for improvement with our current executive compensation program. Second, the Company took the results of these discussions along with Committee feedback and reevaluated its compensation programs. This included a review of best practice plan designs for the Company. While overall feedback on our compensation programs was generally positive, the Company and Compensation Committee took the following steps to improve the Company’s compensation plans:

✓	Incorporated a More Rigorous Incentive Compensation Determination Process. For 2014, the Company established financial and strategic goals for each named executive officer. In determining awards in early 2015, the Compensation Committee reviewed performance against the established parameters and approved bonuses and equity awards that were in line with the results.
✓	Implemented a Cap on Incentive Awards. Historically, the Compensation Committee has had the latitude to approve cash bonuses that may exceed “stretch” payouts in a given year should performance warrant. For 2014, the Compensation Committee determined to not use discretion to exceed previously established stretch payouts, regardless of performance.
✓	Allocated More Compensation in Equity Awards. The Company incorporated restricted stock into the executive compensation mix both as a component of the short-term incentive and long-term incentive compensation plan. This better aligns management with stockholders through increased stock ownership and also minimizes potential dilution relative to other long-term incentive instruments.

We appreciate the feedback shareholders provided and feel that these changes are responsive to their concerns. We plan to carefully consider the results of this year’s non-binding vote on our executive compensation.

2014 Compensation Awards

The Company’s 2014 compensation actions reflect our successful performance as a Company and the key achievements of the individual executives. In making incentive compensation determinations for 2014, the Compensation Committee considered multiple factors, including overall Company and segment financial performance, achievement of or progress towards strategic initiatives, and individual performance and accomplishments.

•	Cash Compensation Adjustments. Messrs. Bluver, Finneran, Filipo, Gay, and Orsino received merit increases of 2.3%, 3.4%, 2.3%, 3.2% and 8.3% respectively, in 2014. There were no market adjustments in 2014. Additionally, Messrs. Finneran and Orsino received increases to their target EIP award for 2014.
•	Annual Incentive Awards. The Company awarded incentives to each of the named executive officers in 2015 under the EIP reflecting our 2014 key accomplishments cited above, as well as individual performance achievements. For details regarding the EIP and payments under the EIP, see pages 19 to 23 and “Grants of Plan-Based Awards” on page 29.
•	Restricted Stock Awards. Messrs. Bluver, Finneran, Orsino, Gay and Filipo were awarded restricted stock in the amounts of 7,000, 5,000, 4,000, 4,000 and 3,000 shares of Common Stock, respectively, at the fair market value on the date of grant in June 2014. These restricted stock awards vest annually over three years. For details of the grants, see on pages 23 to 24 and “Grants of Plan-Based Awards” on page 29. In addition, a portion of Messrs. Bluver, Finneran and Orsino’s EIP award for 2014 was awarded in the form of restricted stock, as described on pages 19 to 23.

In 2015, we took select compensation actions with respect to named executive officers prior to the filing of this Proxy Statement, namely providing merit-based base salary increases. See “2015 Material Compensation Decisions to Date,” below. We continue to refine our compensation program and practices to reflect our philosophy, competitive market practice and strong corporate governance protocols, as evidenced below.

Ongoing Shareholder Friendly Programs and Designs

In addition to the changes identified above, the Company has many ongoing shareholder friendly executive compensation programs, practices and protocols, including, but not limited to, the following:

•	The Compensation Committee is comprised entirely of independent members, and the Compensation Committee engaged its own independent compensation consultant in 2014.
•	The Company compares its compensation practices relative to a peer group selected by its independent compensation consultant and survey data to ensure that its programs are competitive and consistent with market practices.
•	The Company does not pay tax gross-ups to our named executive officers with respect to “golden parachute” excise taxes.
•	The Company does not have a history of re-pricing equity incentive awards, and is not permitted to re-price equity incentive awards without shareholder approval under its equity incentive plan.
•	The Company has a securities trading policy that discourages directors, officers and employees from purchasing Company securities on margin, short selling Company securities and buying derivatives on Company securities.
•	The Company has established minimum stock ownership requirements for its named executive officers.
•	The Company has adopted claw-back policies with respect to its incentive compensation plans.
•	The Company attempts to balance both short- and long-term incentives to effectively align our pay with annual operating results and long-term business success and mitigate excessive risk-taking.
•	The Company does not maintain supplemental executive retirement plans for the exclusive benefit of the named executive officers, and does not match or supplement deferrals under its nonqualified deferred compensation plan.

DETAILED COMPENSATION PROGRAMS, PROCESSES AND ACTIONS

Named Executive Officer Compensation Philosophy and Objectives

The Company’s overarching compensation philosophy is to pay for performance in a risk-appropriate fashion. The key objectives of the Company’s compensation programs are to attract and retain qualified, talented individuals to fill key positions and to compensate our named executive officers at fair and competitive levels in order to encourage them to work to increase the net worth of the Company, and ultimately shareholder value.

We accomplish these objectives through the following means:

•	Providing competitive pay opportunities, with actual pay outcomes highly dependent on individual and Company performance.
•	Balancing fixed and variable compensation by providing a competitive salary and benefits package, as well as meaningful variable cash and equity compensation.
•	Balancing short- and long-term compensation through performance-based annual bonuses awarded in the form of cash and restricted stock, as well as long-term incentive compensation in the form of restricted stock awards.

How We Make Decisions Regarding Named Executive Officer Compensation

The Compensation Committee, with the support of its independent compensation consultant PM&P, and management, determines executive compensation programs, practices, and levels. Specific responsibilities are assigned in accordance with governance best practices. In making its determinations, the Compensation Committee and its partners consider data and analyses regarding a peer group and other internal studies. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee

The members of the Company’s Compensation Committee are Joseph A. Gaviola, Chairman; James E. Danowski; Ramesh N. Shah; and John D. Stark, Jr.; each of whom is an “independent director” under applicable NASDAQ listing rules, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee determines and approves the salaries, cash and equity incentive bonuses, restricted stock awards, benefits, and employment policies of the Company as they relate to the named executive officers and recommends for approval by the Board of Directors, the Chief Executive Officer’s salary, cash and equity incentive bonus, restricted stock awards, benefits and employment policies of the Company as they relate to the Chief Executive Officer. The Compensation Committee administers the equity-based plans of the Company and makes recommendations to the Board concerning the adoption and amendment of incentive compensation plans and equity-based plans.

The Compensation Committee has the sole authority to retain or obtain the services of compensation consultants or other advisors to provide compensation and benefit consulting services to the Committee. The independence of any such advisor is determined by the Compensation Committee prior to selecting or receiving advice from the advisor.

In making determinations regarding executive compensation, the Compensation Committee weighs an individual’s personal performance, the performance of his or her area of responsibility, and the overall performance of the Company. The performance of the Chief Executive Officer in each of these regards is evaluated by the Compensation Committee. The performance of each of the named executive officers (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer. The Compensation Committee reviews performance of the named executive officers on an annual basis and examines each named executive officer’s base salary, cash and equity incentive bonus, and restricted stock award at such time. Further information concerning these determinations is included in the following sections.

Role of Management

Key members of the Company’s executive management attend Compensation Committee meetings at the Compensation Committee’s request to provide information and their perspective about executive compensation policies and programs. Management’s participation plays an important part in the development and continuation of benefit plans, and in determining appropriate levels of compensation. The Compensation Committee holds discussions with management in attendance to ensure that the Compensation Committee makes fully informed decisions with respect to compensation matters that affect the Company’s operations and shareholder returns. Finally, the Company’s Chief Executive Officer participates in deliberations of the Compensation Committee on an ex-officio, non-voting basis, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of any Compensation Committee meeting at which the Compensation Committee made determinations regarding such named executive officer’s compensation.

Role of the Compensation Consultant

The Compensation Committee utilizes the support of outside compensation experts in establishing the policies, programs, and levels of executive compensation. In 2012, the Compensation Committee engaged PM&P to help design the Company’s executive incentive program.

In February 2014, PM&P was again engaged by the Compensation Committee to assist it in reviewing the Company’s EIP. PM&P’s assignment was to review the current plan and propose potential design modifications including performance ranges, leverage and deferrals.

In their role as the Company’s outside advisor, PM&P also responds to questions from the Compensation Committee. PM&P reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee. PM&P performed no services outside of those related to executive and director compensation for the Company in 2014. The Compensation Committee assessed the independence of PM&P and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NASDAQ.

Role of Market Data/External Comparisons

In addition to many other factors considered by the Compensation Committee, it takes into account the compensation practices of comparable companies in formulating the compensation program

The following companies were selected by PM&P in 2013 and comprise the Company’s current peer group.

• Arrow Financial Corporation	• Hudson Valley Holding Corp.
• BCB Bancorp, Inc.	• Lakeland Bancorp, Inc.
• Berkshire Bancorp Inc.	• Peapack-Gladstone Financial Corporation
• Bridge Bancorp Inc.	• Republic First Bancorp, Inc.
• Bryn Mawr Bank Corporation	• Sterling Bancorp
• Center Bancorp, Inc.*	• Sun Bancorp, Inc.
• Financial Institutions, Inc.	• Unity Bancorp, Inc.
• First of Long Island Corporation	• Univest Corporation of Pennsylvania

* Subsequent to the PM&P analysis, Center Bancorp, Inc. merged with ConnectOne Bancorp, Inc. The combined company is now named ConnectOne Bancorp, Inc.

This group of peer companies was selected using the following criteria: banks that are publicly traded and subject to public reporting requirements regarding executive compensation, banks with approximately one-half to two times the total assets of the Company, banks headquartered in New York, New Jersey or Pennsylvania, and banks that represent established commercial entities (i.e., generally excluded companies traded on pink sheets, thrifts, etc.).

The Company also participates in comparison surveys conducted by independent firms that provide additional summary compensation data in return for the Company’s participation. The Company participated on a paid basis in the 2014 Banking Compensation Survey Report conducted by PM&P for the New York Bankers Association and the 2014 Compdata Survey for the Northeast Region.

In addition, on a periodic basis, the Board of Directors compares the Company’s operating results and market performance to the commercial banking industry as a whole, all banking companies in the New York metropolitan area, all banking companies of similar size nationwide, and selected regional competitors. The Compensation Committee uses this information to evaluate the reasonableness of its compensation to named executive officers.

The Compensation Committee does not apply peer group and survey data in a formulaic manner to determine the compensation of its named executive officers. Rather, the peer group and survey data represents one of several factors that the Compensation Committee considers in a holistic assessment when making compensation decisions.

Overview of Compensation Program Elements

Material Elements

The Compensation Committee endeavors to achieve a balance between short- and long-term compensation and uses a mix of cash and equity to compensate its named executive officers. Material elements of 2014 compensation include base salary; annual cash and equity-based bonuses; and restricted stock. Set forth below is a summary of the purpose and performance orientation of the material elements of the Company’s compensation program in 2014.

Element	Purpose	Performance Orientation
Base Salary	Provide competitive, fixed compensation to attract and retain qualified, talented executives.	Adjustments to base salary reflect the individual’s overall performance, as well as contribution to the Company.
Annual Bonus (Executive Incentive Plan)	Encourage and reward annual financial, operational and strategic successes at the Company.	The entire award is performance-based. To further align the interests of management with shareholders, bonuses for non-retiring named executive officers are partly awarded in the form of Company restricted stock with a two-year total vesting period.
Restricted Stock	Foster an owner mentality and promote alignment between executives and shareholders	The potential value of the award when it vests is contingent on the stock price at that time.

Relative Mix of Material Elements

The following charts depict the compensation mix of the Chief Executive Officer and the average of the other named executive officers. It includes 2014 base salary, 2014 EIP cash awards, 2014 EIP restricted stock awards granted in February 2015, and long-term incentive grants provided in the form of restricted stock in 2014. Note that given Mr. Gay’s retirement and Mr. Filipo’s forthcoming retirement, their entire EIP awards are received only in cash; only Mr. Bluver, Mr. Finneran and Mr. Orsino received part of their EIP in restricted stock.

The following table presents how the Compensation Committee viewed 2014 compensation for our named executive officers. It includes 2014 base salary, 2014 EIP cash awards, 2014 EIP restricted stock awards granted in February 2015, and long-term incentive grants provided in the form of restricted stock in 2014. These elements in combination comprise “Total Direct Compensation.” This table differs from the Summary Compensation Table on page 28 and is not a substitute for that table.

Named Executive Officer	Base Salary	EIP Award		LTI Award Restricted Stock	Total Direct Compensation
		Cash	Restricted Stock
Howard C. Bluver	$435,000	$217,505	$217,495	$157,570	$1,027,570
Brian K. Finneran	$300,000	$196,883	$65,617	$112,550	$675,050
Frank D. Filipo	$256,000	$134,400	$0	$67,530	$457,930
James P. Gay	$258,000	$135,450	$0	$90,040	$483,490
Michael R. Orsino	$260,000	$170,646	$56,854	$90,040	$577,540

Other Elements

In addition, the Company provides the named executive officers with the opportunity to participate in a voluntary, defined contribution plan and competitive severance benefits designed to provide security and limited perquisites, which are described further below. The Compensation Committee evaluates each element of compensation to align with the overall compensation philosophy and strategy.

Base Salary

Base salary represents the annual salary paid to each named executive officer. The Compensation Committee determines an individual’s base salary based on the nature of the position. In making such determination, the Compensation Committee utilizes a number of factors including responsibilities of the position, regional salary surveys, peer group results, industry guidelines, and regional economic conditions.

2014 Merit-based Salary Adjustments

•	Awarded Mr. Bluver a 2.3% merit increase to base salary effective February 2014.
•	Awarded Mr. Finneran a 3.4% merit increase to base salary effective February 2014.
•	Awarded Mr. Filipo a 2.3% merit increase to base salary effective February 2014.
•	Awarded Mr. Gay a 3.2% merit increase to base salary effective February 2014.
•	Awarded Mr. Orsino an 8.3% merit increase to base salary effective February 2014.

Annual Bonus (Executive Incentive Plan)

The Company maintains the EIP, which provides for cash and restricted stock awards to the named executive officers for individual and Company performance during the course of the year. The EIP’s objectives are to:

•	Reward performance that supports the Company’s short- and long-term performance results.
•	Attract, retain and motivate executives with long-term business perspective.
•	Encourage a strategic perspective and team orientation.
•	Balance performance goals and incentives with appropriate risk management objectives.
•	Promote ownership of Company stock.

Each named executive officer has an incentive target under the EIP that is determined based on his role and which is approved by the Compensation Committee, or the Board of Directors with respect to the Chief Executive Officer. For 2014, the target incentive opportunities under the EIP were determined to be 50% of annual base salary for the Chief Executive Officer, Chief Financial Officer and Chief Lending Officer, and 30% of annual base salary for the Chief Credit Officer and Chief Operating Officer. If all performance goals were satisfied at maximum, the Chief Executive Officer was eligible to earn up to 200% of his target incentive opportunity under the EIP and the other named executive officers were eligible to earn up to 175% of their respective target incentive opportunities under the EIP. Further, for non-retiring named executive officers, the 2014 EIP was awarded in a combination of cash and equity. For the Chief Executive Officer, 50% of the total incentive award was paid in cash and the remaining 50% was awarded in restricted stock in February 2015. For other non-retiring named executive officers, 75% of the total incentive award is paid in cash and the remaining 25% is paid in restricted stock.

In addition to the items disclosed under “Executive Summary” on pages 14 to 16, the Compensation Committee considered the success of each named executive officer in achieving his goals in 2014 for each of the following performance measures.

2014 EIP Structure and Awards

2014 was a very successful year for the Company. Net income in 2014 was $15.3 million, compared to $12.7 million in 2013, a 20.3% increase. This achievement surpassed target and stretch goals for 2014. As a primary performance measure in the EIP, net income contributes significantly to the overall assessment and subsequent payout of cash and restricted stock awards for the named executive officers. The Committee determined that net income was an appropriate metric to use for the EIP because it represented the profitability of the Company’s on-going business, and therefore is important to investors and well understood by participants. Net income carries the following weight as a percent of all performance measures for each named executive officer: Mr. Bluver (50%), Mr. Finneran (75%), and Mr. Filipo, Mr. Gay and Mr. Orsino, each (65%).

2014 Net Income Performance
Threshold Goal	Target Goal	Stretch Goal	Actual Performance	Actual Performance as a % of Target Goal
$9.5m	$11.8m	$14.2m	$15.3m	129%

In addition to being the primary performance measure of the 2014 EIP, net income performance for 2014 had to be above target for the portion of the 2014 EIP attributable to other performance goals to become payable above target. These other incentive measures were chosen to balance the net income measure, provide line of sight into each named executive officer’s area of responsibility, and provide an incentive to achieve other successes that are important. These other measures carried the following weight, in aggregate, as a percent of all performance measures for each named executive officer: Mr. Bluver (50%), Mr. Finneran (25%), and Mr. Filipo, Mr. Gay and Mr. Orsino, each (35%).

Mr. Bluver, Chief Executive Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Credit quality			✓	Exceeded expectations across a variety of credit metrics.
• Non-performing loans decreased to $13.0 million at the end of 2014, or 0.96% of total loans, from $15.2 million, or 1.42% of total loans, at the end of 2013.
• Early delinquencies decreased significantly year over year, to $1.4 million at the end of 2014, or 0.10% of total loans, from $3.5 million, or 0.33% of total loans, at the end of 2013.
• Total criticized and classified loans remained well controlled throughout the year, decreasing to $40 million at the end of 2014 from $43 million at the end of 2013.
Operating efficiency ratio			✓	Operating efficiency ratio was above target; 68.6% in comparison to a goal of 71.4%.
Loan growth			✓	Loan growth was 27% in 2014 compared to expectations in the mid to high teens.
Customer/investor relationships			✓	Fostered relationships with key customers and investors through regular interaction and outreach.
Overall			✓

Given Mr. Bluver’s achievement on net income and these other performance measures, he was awarded $435,000 (200% of his target incentive opportunity) in respect of the 2014 EIP, payable $217,505 in cash and $217,495 in restricted stock with a semi-annual, two year vesting period. The restricted stock portion of the 2014 EIP award was granted in February 2015 and, as a result, will not be reported in the Summary Compensation Table or Grants of Plan-Based Award Table for 2014.

Mr. Finneran, Chief Financial Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Operating efficiency ratio			✓	Operating efficiency ratio was above target; 68.6% in comparison to a goal of 71.4%.
Other (financial, operating, and investor relations goals)			✓	Exceeded expectations.
				•	Net interest margin of 4.07% in 2014 compared to 3.91% in 2013.
				•	Reduction of the Company’s effective tax rate from 22.6% to 19.6%.
				•	Exceeded role expectations taking on oversight of Information Systems and other internal operations in addition to Finance and Treasury.
				•	Successfully facilitated an expanded role for the Comptroller as part of an overall succession planning effort.
				•	Oversaw the Company’s analytical coverage by Wall Street firms.
Overall			✓

Given Mr. Finneran’s achievement on net income and these other performance measures, he was awarded $262,500 (175% of his target incentive opportunity) in respect of the 2014 EIP, payable $196,883 in cash and $65,617 in restricted stock with a semi-annual, two year vesting period. The restricted stock portion of the 2014 EIP award was granted in February 2015 and, as a result, will not be reported in the Summary Compensation Table or Grants of Plan-Based Award Table for 2014.

Mr. Filipo, Chief Operating Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Budgeted cost saves			✓	Exceeded budgeted cost savings in 2014. He oversaw a significant $2.1 million reduction in budget for all areas in his purview including the Company’s network of branches.
DDA budget		✓		Met expectations during 2014; average demand deposits were $659 million, or 42.5% of total deposits, compared to $609 million, or 41.3% of total deposits, in 2013, an 8.4% increase.
Investment sales			✓	Oversaw the successful outsourcing of the Investment Sales program, resulting in internal cost savings.
Fee income budget			✓	Achieved 102% of fee income budget for 2014.
Overall			✓

Given Mr. Filipo’s achievement on net income and these other performance measures, he was awarded $134,400 (175% of his target incentive opportunity) in respect of the 2014 EIP, payable in cash. Mr. Filipo received his entire 2014 EIP award in cash because of his upcoming retirement in July of 2015.

Mr. Gay, Chief Credit Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Credit functions and customer service			✓	Successfully oversaw the reorganization of the Credit function. This included movement of credit personnel closer to commercial lending teams to improve efficiency and a revamp of credit authorities.
Credit policy			✓	Updated the prior credit policy to reflect current operations and satisfy regulatory requirements as the Company continues to expand farther west.
Non-Accrual, Classified and Criticized Assets			✓	Exceeded expectations.
• Non-accrual loans decreased to $13.0 million at the end of 2014, or 0.96% of total loans, from $15.2 million, or 1.42% of total loans, at the end of 2013.
• Total criticized and classified loans remained well controlled throughout the year, decreasing to $40 million at the end of 2014 from $43 million at the end of 2013.
Overall			✓

Given Mr. Gay’s achievement on net income and these other performance measures, he was awarded $135,450 (175% of his target incentive opportunity) in respect of the 2014 EIP, payable in cash. Mr. Gay received his entire 2014 EIP award in cash because of his retirement.

Mr. Orsino, Chief Lending Officer

Performance Measure	Mostly Met	Met	Exceeded	Assessment
Commercial loan growth			✓	Exceeded the commercial loan growth budget, achieving $274 million (gross) growth and $136 million (net) growth in 2014.
Early delinquency levels			✓	Oversaw significant reductions in early delinquency levels, shrinking them from $643,000 at the end of 2013 to $293,000 in 2014.
Sales and Marketing efforts			✓	Marketing and sales efforts were successful as the marketing department was aligned with western expansion and the Company was branded “The Bank for Business.SM” in its western markets.
Expansion efforts			✓	Exceeded western expansion expectations, securing a lease in Long Island City, Queens and hiring a team in the same year.
Overall			✓

Given Mr. Orsino’s achievement on these performance measures, he was awarded $227,500 (175% of his target incentive opportunity) in respect of the 2014 EIP, payable $170,646 in cash and $56,854 in restricted stock with a semi-annual, two year vesting period. The restricted stock portion of the 2014 EIP award was granted in February 2015 and, as a result, will not be reported in the Summary Compensation Table or Grants of Plan-Based Award Table for 2014.

The annual cash and restricted stock awards are determined after the end of the fiscal year on which they are based.

Long-Term Incentives

Each year, in addition to the performance-based equity awards associated with the EIP, the Compensation Committee considers grants of long-term incentives to the named executive officers. In April 2014, the Amended and Restated Suffolk Bancorp 2009 Stock Incentive Plan (the “Amended 2009 Plan”) was approved by shareholders.

Stock options and restricted stock awards are intended to align the interests of the individuals receiving grants with the interests of the Company’s shareholders. These equity awards provide for financial gain derived from the potential appreciation in stock price. In addition, equity awards have an employee retentive power. Further, stock options and restricted stock awards are long-term performance instruments which effectively balance our total compensation program, including the balance between fixed and variable compensation, as well as the balance of short- and long-term incentives.

Stock options vest ratably over three years beginning on the first anniversary of the date of grant and expire after ten years from the date of grant. Restricted stock awards vest ratably over a three year period beginning on the first anniversary of the date of grant.

In addition to our annual granting practices, the Compensation Committee can also approve grants, as appropriate, for new hires and other special circumstances.

For specific grants to named executive officers, the Compensation Committee considers a variety of factors, including:

•	Individual performance and future potential of the executive.
•	Market data related to long-term incentives.
•	The overall size of the equity grant pool.
•	Award value relative to other Company executives.
•	The value of previous grants and amount of outstanding unvested equity awards.
•	The recommendations of the Chief Executive Officer, other than in connection with grants to the Chief Executive Officer.

2014 Long-term Incentive Grants

Messrs. Bluver, Finneran, Filipo, Gay and Orsino were each granted restricted stock in 2014 with a grant price equal to the fair market value of the Common Stock on the date of grant, vesting ratably over three years. For more details see “Grants of Plan-Based Awards” on page 29.

Retirement Benefits

The Company maintains a 401(k) defined contribution plan, which is offered to the named executive officers on the same terms as all employees of the Company that have at least one-half month of service, and who worked at least 40 hours. Those terms include contributions up to legal limits established by the Internal Revenue Service. Contributions may be matched at fifty percent up to six percent of salary and cash bonus.

Limited Executive Perquisites

Executive perquisites are not a significant component of the Company’s executive compensation program. Named executive officers are generally eligible for personal use of Company automobiles or an automobile allowance, which is designed to facilitate business travel and allow the named executive officers to focus on business operations, as well as life insurance coverage on the same terms as are available to all employees; however, none of the named executive officers received perquisites and personal benefits from the Company in excess of $10,000 during 2014.

Severance

Each of our named executive officers is eligible to participate in the Bank’s Severance Policy, which provides that, upon certain qualifying terminations of employment, the named executive officer is eligible to receive a lump sum severance payment equal to his or her weekly base salary multiplied by the number of full or partial years of service with the Company or the Bank, as applicable, up to a maximum of 52 weeks of base salary (with such severance payment subject to the execution and non-revocation of a release of claims).

For a quantification of these severance benefits, please see the subsection titled “Termination of Employment Without Cause” under the section “2014 Potential Payments Upon Termination of Employment or Change of Control,” on pages 31 to 32.

Change of Control Employment Agreements

Each of the named executive officers is a party to a change of control employment agreement that would entitle them to severance payments and other benefits in the event of a qualifying termination of employment following a change of control of the Company. These arrangements are customary in our industry and are intended to attract and retain qualified executives that could have other job alternatives during times of uncertainty for the Company. In addition, the Company believes that these arrangements provide an incentive for the Company’s named executive officers to successfully execute a change-of-control transaction from its early stages until closing and thereafter for the benefit of the Company’s shareholders. For a description and quantification of these change of control benefits, please see the section titled “2014 Potential Payments Upon Termination of Employment or Change of Control” on pages 31 to 32.

2015 Material Compensation Decisions to Date

Leading up to the filing of this Proxy Statement, the Company made select 2015 decisions regarding compensation for named executive officers. These decisions were made taking into account, where appropriate, the Company’s compensation philosophy, underlying compensation objectives, established programs, performance and benchmarking information.

•	Base salary increases. Each named executive officer received a merit-based base salary increase in the following amounts, effective February 2015: Mr. Bluver, 2.3%; Mr. Finneran, 3.3%; Mr. Filipo, 1.9%; Mr. Gay, 1.9% and Mr. Orsino, 3.8%.

Other Programs, Policies, and Considerations

Stock Ownership

The Company believes in building deep and enduring linkages between the interests of management and shareholders. An important tool in creating this alignment is use of share awards and share ownership requirements for the Company’s directors and executive officers.

The Company deems it important that each director and executive officer have a meaningful financial stake in the Company, represented by an investment in the Common Stock. In doing so, stock owners can share in the benefits and losses encountered by the Company. The larger the ownership, the stronger the alignment.

Stock Ownership Requirements

The Company has adopted stock ownership requirements for its named executive officers in order to align their interests with those of the Company’s shareholders. The Chief Executive Officer is required to hold Common Stock with a fair market value at least equal to two times his then annual base salary. Executive officers (other than the Chief Executive Officer) are required to hold stock with a fair market value at least equal to one time his or her current annual base salary. Common Stock in which the individual has a pecuniary interest counts towards the minimum stock ownership requirements. Examples include shares owned directly by the individual, shares owned jointly with a spouse or family member and restricted stock. Currently, Chief Executive Officer Bluver owns 49,556 shares of Common Stock which exceeds the ownership requirement. The Compensation Committee decides any issues concerning eligibility of shares toward the minimum stock ownership guidelines.

Stock Purchase Plans

To facilitate investment in the Company, the Company maintains employee stock purchase plans. All employees are also eligible to have any portion of their income, net of deductions, invested in Common Stock of the Company on the same terms. There is no Company match or premium contribution.

Claw-back Policies

The Company has provisions in its incentive plans with respect to the adjustment or recovery of awards or payments if the relative performance measures upon which they are based are restated or otherwise adjusted in a manner that would have reduced the size of an award or payment. The Company will comply with any statutory claw-back requirements, including requirements under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). As of the date of this Proxy Statement, the SEC has not adopted final rules implementing the claw-back provisions under Dodd-Frank.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers, only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting the Company’s compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be non-deductible as a result of Section 162(m).

Accounting Considerations

The Company’s stock-based awards are accounted for under U.S. Generally Accepted Accounting Principles (“GAAP”). GAAP rules require us to calculate the grant date “fair value” of our equity awards using a variety of assumptions. This calculation is reported in the compensation tables that follow, even though our named executive officers may never realize any value from these awards. GAAP rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option award.

Securities Trading Policy

The Company has a securities trading policy whereby directors, officers and employees are not allowed to trade in Company securities while in possession of material, nonpublic information concerning the Company. This policy applies to all of the Company’s directors, officers and employees, including directors, officers and employees of subsidiaries and other affiliates. This policy also applies to information relating to any other company, including our competitors, customers or suppliers, obtained in the course of employment with or by serving as a director, officer or employee of the Company.

Enforcement mechanisms include mandatory trading windows, blackout periods and the preclearance of transactions of directors, officers and specified employees by the Company’s Chief Executive Officer to ensure that trading is not based on material, nonpublic information.

Under the Company’s securities trading policy, all of the Company’s directors and officers (and their related parties) are prohibited from engaging in any transaction which has the effect of hedging Company securities in order to reduce or eliminate downside risk and from pledging Company securities to secure any loan.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the last fiscal year.

Joseph A. Gaviola, Chairman
James E. Danowski
Ramesh N. Shah
John D. Stark, Jr.

Risk Assessment

The Compensation Committee has taken steps in the design of the Company’s compensation programs, including those programs covering our named executive officers, to mitigate the potential of inappropriate risk taking by the Company’s employees. The following represent certain factors that mitigate inappropriate risk taking in our compensation programs:

•	Our compensation program for executives includes a balance of fixed and variable, short- and long-term compensation.
•	The Company has a defensible peer group which it uses as a reference to making compensation decisions.
•	Written annual plan documents are made available to all incentive plan participants.

•	Incentive plans contain a claw-back provision for restatement of earnings, fraud or misconduct.
•	Incentive payouts are made after the year-end process is completed.
•	The Board has oversight of incentive plans via the Compensation Committee and, where appropriate, the full Board.
•	The incentive bonus plans are subject to annual financial and Sarbanes-Oxley audits.
•	Incentive bonuses are calculated, independently verified and approved by the Chief Executive Officer.
•	The Compensation Committee approves all restricted stock or stock option grants to executive officers.

Based on the above, the Company has concluded that its compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole, and that, consequently, our compensation plans do not create risks that are reasonably likely to have a material adverse effect on the Company.

The following table sets forth compensation to the named executive officers for the years ended December 31, 2014, 2013 and 2012:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)(5)(6)(7)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Howard C. Bluver	2014	433,077	—	157,570	—	217,505	—	20,562	828,714
President &	2013	409,377	—	n/a	194,800	500,000	—	26,222	1,130,399
Chief Executive Officer	2012	347,938	—	n/a	—	261,000	—	42,094	651,032

Brian K. Finneran	2014	298,846	—	112,550	—	196,883	—	16,435	624,714
Executive Vice President &	2013	289,631	—	n/a	36,800	200,000	—	17,662	544,093
Chief Financial Officer	2012	244,462	100,000	n/a	145,800	50,000	—	8,362	548,624

Frank D. Filipo	2014	255,325	—	67,530	—	134,400	120,976	16,403	594,634
Executive Vice President & Chief	2013	250,151	—	n/a	—	150,000	—	13,804	413,955
Operating Officer	2012	246,232	—	n/a	150,800	80,000	55,424	10,832	543,288

James P. Gay (8)	2014	257,077	—	90,040	—	135,450	—	11,844	494,411
Executive Vice President &	2013	209,604	75,000	n/a	113,550	75,000	—	3,079	476,233
Chief Credit Officer

Michael R. Orsino	2014	257,692	—	90,040	—	170,646	—	13,837	532,215
Executive Vice President &	2013	237,323	—	n/a	36,800	165,000	—	12,154	451,277
Chief Lending Officer	2012	155,385	50,000	n/a	138,600	50,000	—	4,739	398,724
(1) The amounts included in this column reflect the grant date fair value of restricted stock awards granted to our named executive officers in 2014. The value is equal to the grant date fair value closing price of the Company’s stock (based on the closing price per share on the grant date of $22.51) multiplied by the amount of restricted stock for each named executive officer. In February 2015, the Company granted restricted stock awards to Messrs. Bluver, Finneran and Orsino in recognition of their performance for 2014 under the Executive Incentive Plan (EIP). Although such awards relate to 2014, due to SEC rules, they are not reflected in the Summary Compensation Table, which reflects awards actually granted in 2014.
(2) The amounts included in this column reflect the grant date fair value of stock option awards granted to our named executive officers. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 8 to the consolidated financial statements filed with the SEC on Form 10-K for the respective fiscal year of the award.
(3) The amounts in this column are the dollar value of cash incentive awards earned under the EIP for 2014. Due to rounding down the restricted stock award portion of the EIP to the nearest whole share, the cash portion of the EIP is nominally above the stated maximum for Messrs. Bluver, Finneran, and Orsino. However, the total EIP payment, comprised of cash and restricted stock, is within the stated total EIP incentive maximum.
(4) Includes company matching contributions to 401(k) plan for each named executive officer.
(5) Includes premiums for term life insurance, use of a Company car or car allowance for Messrs. Bluver, Finneran, Filipo and Orsino, and dividends paid on previously awarded restricted stock.
(6) The total of perquisites and personal benefits did not exceed $10,000 for any of the named executive officers.
(7) Includes retainer of $39,000 for services by Mr. Bluver as a Director of the Company in 2012 and $16,250 in 2013. Payment of the annual retainer to the CEO has been eliminated as of June 1, 2013.
(8) Mr. Gay commenced employment with the Company on February 19, 2013.

Grants of Plan-Based Awards

At the annual meeting of shareholders on April 14, 2009, shareholders approved the 2009 Stock Incentive Plan, a successor to the 1999 Stock Option Plan. The 2009 Stock Incentive Plan has since been amended and restated after shareholder approval on April 29, 2014. The Company may grant incentive stock options, non-qualified stock options, stock appreciation rights, and restricted stock under the Amended 2009 Plan.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Howard C. Bluver	06/02/14	54,375	108,750	217,505	7,000	—	—	157,570
Brian K. Finneran	06/02/14	56,250	112,500	196,883	5,000	—	—	112,550
Frank D. Filipo	06/02/14	38,400	76,800	134,400	3,000	—	—	67,530
James P. Gay	06/02/14	38,700	77,400	135,450	4,000	—	—	90,040
Michael R. Orsino	06/02/14	48,750	97,500	170,646	4,000	—	—	90,040
(1) The amounts included in these columns are with respect to the cash portion of the EIP. In February 2015, the Company granted restricted stock awards to Messrs. Bluver, Finneran and Orsino in recognition of their performance for 2014 under the Executive Incentive Plan. Although such awards relate to 2014, due to SEC rules, they are not reflected in the Grants of Plan Based Awards Table, which reflects awards actually granted in 2014.
(2) The amounts included in this column reflect non EIP-related restricted stock awards to the named executive officers in 2014. Following approval of the 2009 Amended Stock Plan in April 2014, the Company may award restricted stock as another form of stock-based compensation.
(3) The amounts included in this column reflect the total grant date fair value of non EIP-related restricted stock awards.

Under the Amended 2009 Stock Plan, the Compensation Committee determines the awardee and the amount of restricted stock. Restricted stock generally vests in three equal annual installments on each of the first, second and third anniversaries of the grant date, subject to continued employment. Restricted stock granted under the Amended 2009 Stock Plan in settlement of incentive opportunities under the EIP is subject to a two-year semi-annual vesting schedule. The Compensation Committee also determines the optionee, the number of shares covered by an option, and the per share exercise price of an option, which must equal the fair market value of a share of Common Stock on the grant date. Options may not have a term greater than ten years. The option exercise price may be paid either in cash or by delivery of shares of the Company’s Common Stock, valued at the market price on the date of exercise. Recent stock option grants vest in three equal annual installments on each of the first, second and third anniversaries of the grant date subject to continued employment.

The following table details outstanding equity awards to named executive officers at fiscal year-end December 31, 2014:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	Exercisable		Unexercisable
Howard C. Bluver	16,667	(1)	33,333	(1)	10.79	12/30/2021	n/a		n/a
	6,667	(2)	13,333	(2)	18.14	8/6/2023	n/a		n/a
	—		—		—	—	7,000	(3)	158,970
Brian K. Finneran	13,334	(4)	6,666	(4)	13.13	2/3/2022	n/a		n/a
	1,667	(5)	3,333	(5)	14.03	2/4/2023	n/a		n/a
	—		—		—	—	5,000	(3)	113,550
Frank D. Filipo	3,000	(6)	—		34.95	1/23/2016	n/a		n/a
	3,000	(7)	—		32.90	1/29/2017	n/a		n/a
	2,000	(8)	—		31.18	1/28/2018	n/a		n/a
	2,000	(9)	—		28.30	1/20/2019	n/a		n/a
	13,334	(10)	6,666	(10)	13.44	3/29/2022	n/a		n/a
	—		—		—	—	3,000	(3)	68,130
James P. Gay	5,000	(11)	10,000	(11)	14.42	2/19/2023	n/a		n/a
	—		—		—	—	4,000	(3)	90,840
Michael R. Orsino	13,334	(12)	6,666	(12)	12.44	3/9/2022	n/a		n/a
	1,667	(13)	3,333	(13)	14.03	2/4/2023	n/a		n/a
	—		—		—	—	4,000	(3)	90,840
(1) Represents a portion of a grant on December 30, 2011 of stock options to acquire 50,000 shares of Common Stock vesting in three equal annual installments on each of the third, fourth and fifth anniversaries of the grant date.
(2) Represents a portion of a grant on August 6, 2013 of stock options to acquire 20,000 shares of Common Stock vesting in three equal annual installments on each of the first, second and third anniversaries of the grant date.
(3) Represents a grant on June 2, 2014 of restricted stock to acquire 7,000, 5,000, 3,000, 4,000, and 4,000 shares of Common Stock to Messrs. Bluver, Finneran, Filipo, Gay, and Orsino, respectively. Restricted stock vests in three equal annual installments on each of the first, second and third anniversaries of the grant date.
(4) Represents a portion of a grant on February 3, 2012 of stock options to acquire 20,000 shares of Common Stock. 6,667 options vested on February 3, 2013, 6,667 options vested on February 3, 2014, and 6,666 options vested on February 3, 2015.
(5) Represents a portion of a grant on February 4, 2013 of stock options to acquire 5,000 shares of Common Stock. 1,667 options vested on February 4, 2014, 1,667 vested on February 4, 2015, and the remaining 1,666 will vest on February 4, 2016.
(6) Options vested on January 23, 2007.
(7) Options vested on January 29, 2008.
(8) Options vested on January 28, 2009.
(9) Options vested on January 20, 2010.
(10) Represents a portion of a grant on March 29, 2012 of stock options to acquire 20,000 shares of Common Stock. 6,667 options vested on March 29, 2013, 6,667 vested on March 29, 2014, and 6,666 vested on March 29, 2015.
(11) Represents a portion of a grant on February 19, 2013 of stock options to acquire 15,000 shares of Common Stock. 5,000 options vested on February 19, 2014 and 5,000 vested on February 19, 2015, and the remaining 5,000 will vest on February 19, 2016.
(12) Represents a portion of a grant on March 9, 2012 of stock options to acquire 20,000 shares of Common Stock. 6,667 options vested on March 9, 2013, 6,667 options vested on March 9, 2014, and 6,666 options vested on March 9, 2015.
(13) Represents a portion of a grant on February 4, 2013 of stock options to acquire 5,000 shares of Common Stock. 1,667 options vested on February 4, 2014, 1,667 vested on February 4, 2015, and the remaining 1,666 will vest on February 4, 2016.

Option Exercises and Stock Vested

In 2014, no option awards held by named executive officers were exercised. No restricted stock held by named executive officers vested in 2014.

Compensation Pursuant to Pension and Retirement Plans

The Company participates in a defined benefit pension plan covering substantially all employees. The plan was frozen as of December 31, 2012. Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment. Compensation used to determine benefits is all compensation as reported on Form W-2. A participant’s normal retirement benefit is an annual pension benefit commencing on his normal retirement date, payable in the normal benefit form in an amount equal to: (1) 1.75 percent of his average annual compensation, multiplied by creditable service up to 35 years; plus (2) 1.25 percent of his average annual compensation, multiplied by creditable service in excess of 35 years up to 5 years; minus (3) 0.49 percent of his final average compensation (up to covered compensation) multiplied by creditable service up to 35 years. The normal benefit form is payable as a single life pension with 60 payments guaranteed. An employee became a participant in the plan on the 1st of the month which coincided with or next followed the completion of 12 months of eligible service and attainment of age 21. There are a number of optional forms of benefit available to the participants, all of which are adjusted actuarially. Participants are eligible for early retirement under the plan upon obtaining age 55. Early retirement benefits are determined by reducing the basic benefit by 3 percent per annum and reducing the offset benefit by 6 percent per annum. Mr. Filipo is the only named executive officer who participates in the plan and is eligible for early retirement under the plan. The following table details pension benefits earned as of December 31, 2014:

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
		(#)	($)	($)
Frank D. Filipo	The Suffolk County National Bank Pension Plan	11.25	554,408	—
(1) The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2014.

2014 Potential Payments Upon Termination of Employment or Change of Control

Termination of Employment Without “Cause” not in Connection With a “Change of Control”

Each of our named executive officers is eligible to participate in the Bank’s Severance Policy, which provides that, upon certain qualifying terminations of employment, the named executive officer is eligible to receive a lump sum severance payment equal to his weekly base salary multiplied by the number of full or partial years of service with the Company or the Bank, as applicable, up to a maximum of fifty-two weeks of base salary (subject to the execution and non-revocation of a release of claims). In the event of a qualifying termination of employment, and assuming the event occurred as of December 31, 2014, Mr. Bluver would be entitled to a lump sum severance payment equal to $25,142, Mr. Finneran would be entitled to a lump sum severance payment equal to $16,802, Mr. Filipo would be entitled to a lump sum severance payment equal to $65,362, Mr. Gay would be entitled to a lump sum severance payment of $9,243 and Mr. Orsino would be entitled to a lump sum severance payment equal to $14,082.

Termination of Employment Without “Cause” or For “Good Reason” in Connection With a “Change of Control”

As of December 31, 2014, the Company had entered into change of control agreements with each of the named executive officers that generally provide for certain benefits in the event that the Company terminates the executive’s employment without cause or if the executive terminates employment for good reason within three years (two years for Messrs. Gay and Orsino) of a “change of control” of the Company.

For the purposes of these agreements, the Company generally defines a change of control as follows:

1)	The acquisition by any individual, entity or group of beneficial ownership of 20 percent or more of outstanding shares of Common Stock of the Company, subject to customary exceptions;
2)	Individuals who constitute the Board cease for any reason to constitute at least a majority of the Board;
3)	Consummation of a reorganization, merger or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, subject to customary exceptions; or
4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Messrs. Bluver, Finneran and Filipo are each party to a Change of Control Employment Agreement that provides for a minimum level of compensation and benefits during the three-year period immediately following a “change of control” of the Company and provides for severance equal to three times the sum of his base salary and target annual bonus, as well as three years of continued medical and dental benefits in the event that the executive’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a change of control.

Messrs. Gay and Orsino are each party to a Change of Control Employment Agreement that provides for a minimum level of compensation and benefits during the two-year period immediately following a “change of control” of the Company and provides for severance equal to two times the sum of his base salary and target annual bonus, as well as two years of continued medical and dental benefits in the event that the executive’s employment is terminated without “cause” or he resigns with “good reason” during the two-year period immediately following a change of control.

In the event of a change of control of the Company, all outstanding, unvested stock options and restricted stock immediately vest and become exercisable pursuant to the terms of the Company’s equity compensation plans.

The agreements do not provide for tax “gross-ups.” If the employee were subject to the golden parachute excise tax under Internal Revenue Code Section 280G, payments and benefits payable under the agreement will be reduced to an amount that is $1 less than such amount that would cause the excise tax, or the executive will have the opportunity to pay the excise tax themselves; the option that places the executive in the best, after-tax position will be employed.

Following is a summary of the maximum possible benefit to the five named executive officers, assuming a termination of employment on December 31, 2014, immediately following a change in control of the Company:

POTENTIAL COST OF CHANGE OF CONTROL AGREEMENTS
Name	Cash Severance Value(1)	Pro-rata Bonus(2)	Benefits Continuation(3)	Equity Acceleration(4)	280G Scaleback(5) (If applicable)	Total
	($)	($)	($)	($)	($)	($)
Howard C. Bluver	1,957,500	217,500	—	617,243	(484,521)	2,307,722
Brian K. Finneran	1,350,000	150,000	25,715	206,328	—	1,732,043
Frank D. Filipo	998,400	76,800	48,752	129,933	—	1,253,885
James P. Gay	670,800	77,400	32,502	173,740	(37,192)	917,250
Michael R. Orsino	780,000	130,000	32,464	188,241	(155,070)	975,634
(1) Multiple of base salary and target bonus, payable in a lump sum.
(2) Pro-rated target bonus for 2014; value reflects a full year.
(3) Reflects the annual cost to the Company for three years of continued medical and dental benefits (two years for Messrs. Gay and Orsino).
(4) In the event of a change in control of the Company, all outstanding, unvested stock options and restricted stock immediately vest and become exercisable under the terms of the Company’s equity compensation plans. Executives would receive an additional year to exercise outstanding stock options upon termination due to a change in control; however, for purposes of the calculation, we assume a cash out of all outstanding stock options at the time of the termination. Calculation uses closing Common Stock price on December 31, 2014 of $22.71 per share.
(5) The highest marginal tax rate (8.82%) was used when calculating the potential 280G impact.

Directors’ Compensation

For their service to the Board, independent directors receive the following compensation:

•	Chairman of the Board: annual retainer of $125,000, payable in cash monthly.
•	For members of the Board other than the Chairman, annual retainer of $55,000, payable in cash monthly, to include attendance at 12 regular meetings of the Board, one organizational meeting of the Board, the annual meeting of shareholders, all other committee meetings as assigned, and any special meetings that the Board deems necessary.
•	An annual retainer of $4,000, payable in cash monthly, for service on the Audit Committee to reflect the greater responsibility of service on that committee.
•	Audit Committee Chairman: additional annual retainer of $15,000, payable in cash monthly, to reflect the greater responsibility of that position.
•	Up until April 30, 2014, a monthly retainer of $1,000 in cash for weekly service on the Loan Committee to reflect the additional time commitment required. Effective May 1, 2014, an annual retainer of $4,000, payable in cash monthly, for service on the Loan Committee to reflect the additional time commitment required.
•	Effective May 1, 2014, an annual retainer of $4,000, payable in cash monthly, for service on the Compensation Committee to reflect the additional work, responsibility, and liability.
•	The Compensation Committee recommended, and the Board agreed, not to pay annual retainers for the Compensation and Nominating & Governance Committee Chairmen.

The Chairman of the Board also receives an annual travel allowance of $10,000, payable in cash monthly, as reimbursement for travel and commuting on behalf of the Company.

On recommendation of the Compensation Committee, the Board of Directors also decided to grant, effective June 2, 2014, each non-management director 1,000 shares of restricted stock, vesting in equal three annual installments on each of the first, second and third anniversaries of the grant subject to continued service as a director. The Board deemed it appropriate to recognize the Board for its guidance and increased commitment in leading the Company in its return to profitability and enhanced financial stability.

Mr. Bluver receives no other fees for service as a director.

All retainers would be recovered from any director who attended less than 75 percent of the board meetings or meetings of any committee to which he or she had been assigned.

Deferred Compensation

The Company maintains a Directors’ Deferred Compensation Plan, under which a director may defer receipt of his fees as a director of the Bank until retirement or age 72, termination of service, or death. The deferral accrues interest at a rate tied to the prime interest rate as of December 31 of the prior year, as published in the Wall Street Journal, currently prime minus one percent.

Director Stock Ownership Requirements and Director Stock Purchase Plan

Within five years of initial election to the Board, or the adoption of the guidelines, whichever is later, a director is expected to hold Common Stock with a fair market value at least equal to one time the then annual board member retainer.

The Company seeks to help directors to make a substantial investment in the Company’s Common Stock through a Director Stock Purchase Plan wherein directors may elect to have their fees invested in Common Stock of the Company, purchased in market transactions and without discount, on the day that the fees are paid. These investments are made directly from the directors’ cash fees after taxes without deferral of income for purposes of taxes, and represent an investment of personal funds by these directors. No directors participated in the plan in 2014.

The following table details compensation paid to directors during the year ending December 31, 2014:

DIRECTORS’ COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
	($)	($)	($)	($)
Steven M. Cohen	55,000	22,510	45	77,555
James E. Danowski(3)(6)	61,667	22,510	45	84,222
Joseph A. Gaviola (4)	135,000	22,510	45	157,555
Edgar F. Goodale(3)(5)	64,333	22,510	45	86,888
David A. Kandell(3)	70,000	22,510	45	92,555
Terence X. Meyer(5)	61,667	22,510	45	84,222
Ramesh N. Shah(6)	57,667	22,510	45	80,222
John D. Stark, Jr.(6)	57,667	22,510	45	80,222
(1) The amounts included in this column reflect the grant date fair value of restricted stock awards granted to our directors based on the closing price per share on the date of grant of $22.51.
(2) Includes life insurance of $25,000 per non-management director at a premium of $45 per annum.
(3) Messrs. Danowski and Goodale were assigned additional duties as members of the Audit Committee for an additional annual retainer of $4,000, payable monthly, and Mr. Kandell was assigned additional duties as Chairman of the Audit Committee for an annual retainer of $15,000, payable monthly. Amounts were prorated as necessary.
(4) In lieu of all other director fees, Mr. Gaviola receives an annual retainer of $125,000 and a $10,000 annual travel allowance.
(5) Messrs. Goodale and Meyer were assigned weekly duties as members of the Loan Committee for an additional stipend of $1,000 per month from January 2014 through April 2014, and a $4,000 annual retainer, payable monthly, from May 2014 through December 2014. Amounts were prorated as necessary.
(6) Messrs. Danowski, Shah and Stark received an annual retainer of $4,000, payable monthly, for service on the Compensation Committee from May 2014 through December 2014. Amounts were prorated as necessary.

PROPOSAL 2

ADVISORY, NON-BINDING RESOLUTION TO APPROVE 2014 EXECUTIVE COMPENSATION

We describe this item as an advisory vote on executive compensation, but it is more commonly known as a “say-on-pay” vote. Under this item, our shareholders will have an opportunity to approve, on an advisory, non-binding basis, the compensation of our Chief Executive Officer and the other named executive officers named in the “Summary Compensation Table” of this proxy statement on page 28. The “Summary Compensation Table” provides a snapshot of the compensation paid or granted to our named executive officers in 2014.

What does it mean to have a “say-on-pay” advisory vote?

This item is an advisory, non-binding vote, which means that it will not bind the Company or the Board of Directors. We will disclose how many shareholders voted “For” the resolution, how many voted “Against” the resolution and how many abstained from voting. At the annual meeting of shareholders of the Company held on April 12, 2011, as recommended by the Board of Directors, the Company’s shareholders approved, on an advisory basis, that the Company’s future advisory “say-on-pay” votes should be held once every year. Consistent with its recommendation and the shareholder vote, the Board of Directors has determined that it will hold an advisory vote on executive compensation once every year, until the next shareholder vote on “say-on-pay” frequency.

We cannot predict what actions the Board of Directors will take, if any, in response to this vote. We believe that the complex interplay between performance, risk management, succession planning and compensation should not require material changes based solely on the results of an “up or down” vote.

Due to its broad nature, the outcome of a “say-on-pay” vote does not convey nuanced information about the shareholders’ views about the compensation of individual executives, the different elements of our compensation program or the choices the Compensation Committee makes during a year. This does not mean that a “say-on-pay” vote is without value, however.

We believe that open lines of communication among the Board of Directors, executive management and our shareholders serve as the foundation for good corporate governance and responsible stewardship. We welcome opportunities to reach an increasingly diverse shareholder base. This vote may assist us in our ongoing engagement and outreach efforts, as we continue to serve our core constituencies of shareholders, customers, employees and communities.

Where can I find more information on executive compensation at Suffolk Bancorp?

The Company’s executive compensation program and the compensation awarded under that program are described in the Compensation Discussion and Analysis section, the compensation tables and the related disclosure contained in this proxy statement. Please see pages 14 through 32. The Board of Directors believes that the compensation arrangements for its named executive officers are fair and balanced.

The Board of Directors recommends a vote FOR the following advisory resolution:

“Resolved, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers for 2014, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2015

The Audit Committee recommended, and the Board of Directors has selected, BDO USA, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2015, and recommends that shareholders vote for ratification of the appointment. BDO USA, LLP has audited the Company’s financial statements since 2011. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board of Directors feels that the change would be in the best interests of the Company and its shareholders. In the event shareholders vote against ratification, the Board of Directors will reconsider its selection.

Representatives of BDO USA, LLP are expected to be present at the annual meeting of the shareholders. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

It is the policy of the Audit Committee that all non-audit services be approved by the Audit Committee prior to engagement, and all such services were so approved. The following aggregate fees were billed by BDO USA, LLP during 2014 and 2013:

AUDIT FEES
	2014	2013
Audit fees(1)	$376,500	$325,000
Audit-related fees(2)	30,480	38,520
Tax fees	—	—
All other fees	—	—
	$406,980	$363,520
(1)Consists of fees for professional services rendered for the audit of Suffolk’s annual financial statements and review of interim financial statements, and services that are normally provided by Suffolk’s registered independent public accounting firm in connection with statutory and regulatory filings or engagements, work related to section 404 of SOX, consents and audits of subsidiary companies.
(2) Consists of fees billed for the audit of the Suffolk County National Bank 401(k) Savings and Protection Plan and the Suffolk County National Bank Pension Plan.

The Board of Directors recommends a vote FOR this proposal, which is Item 3 on the proxy card.

Delivery of Documents to Security Holders Sharing an Address

Only one Annual Report and Proxy Statement is delivered to two or more shareholders who share an address unless the Company or its agent has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of these documents to shareholders at a shared address to which a single copy was delivered. To request that separate copies of these documents be delivered, shareholders can contact the Company’s registrar and transfer agent by mail at: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219; or by telephone at 1-800-937-5449; or on the Internet at www.amstock.com. You may also contact the Company’s registrar and transfer agent if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, proxies will be voted in the discretion of the persons named in the proxies.

Date: April 1, 2015

By Order of the Board of Directors

JILL E. ABBATE
Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

SUFFOLK BANCORP

May 12, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by telephone until 11:59 PM Eastern Daylight Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2015:
The Notice of Meeting, Proxy Statement and Annual Report are available at www.suffolkbancorp.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20233000000000001000 6 051215

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
○ James E. Danowski (for a term of three years)
○ Terence X. Meyer (for a term of three years)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To approve the advisory, non-binding resolution on 2014 executive compensation.	☐	☐	☐
3. To ratify the Board of Directors' appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS QUICKLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.